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                                                                    Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Aceto Corporation:

     We consent to the use of our report dated August 27, 2002, with respect to the consolidated balance sheets of Aceto Corporation and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income (loss), cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



/s/  KPMG LLP
-----------------------
KPMG LLP

Melville, New York
October 15, 2002


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